Exhibit 10.12

CONFIDENTIAL

August 31, 2011

Dear Jerry:

It has been a real pleasure discussing with you the opportunities ahead for TigerLogic Corporation (the “Company”). We believe that you have the background and experience that we need to help us grow in our new directions, and we are pleased to offer you a position with the Company as Senior Vice President of Corporate and Product Development. In that regard, the following are the details of this offer of employment:

Title

Your title will be Senior Vice President of Corporate and Product Development. In this position, you will report directly to me.

Base Compensation

Your initial annual base salary with be $200,000, paid in accordance with the Company's normal payroll procedures and subject to customary withholdings. Your base salary shall be subject to review, and any adjustment will be a function of performance, which I will evaluate and which may be subject to approval of the Compensation Committee of the Board of Directors.

Signing Bonus

Upon your acceptance of this offer letter and effective on your first day of employment with the Company you will be entitled to receive a one-time signing bonus in the amount of $24,000. Any annual or other bonuses thereafter shall be in the sole discretion of the Company and subject to approval of the Compensation Committee of the Board of Directors.

Stock Options

Subject to the approval of the Board of Directors and to the terms and conditions of the Company's 2009 Equity Incentive Plan, you will receive incentive and/or non-qualified stock option to purchase up to 300,000 shares of the Company's common stock (the “Shares”) at an exercise price equal to the NASDAQ market price as of the close of the markets on the date of grant, which will not be any earlier than your first day of employment. Shares subject to your option will vest over a four-year period, so long as you remain a full-time employee of the Company, based on the following schedule: i) no Shares shall vest before the expiration of one year from the vesting commencement date; ii) 25% of the Shares shall vest on the first anniversary of the vesting commencement date; and iii) thereafter, an additional One Forty-Eighth (1/48th) of the Shares shall vest on each monthly anniversary of the vesting commencement date, as more fully described in the Stock Option Agreement governing the terms of this option which you will be required to sign.

Corporate Transaction, Accelerated Vesting and Related Items

In addition to the vesting schedule as set forth above, in the event you are terminated as a result of an Involuntary Termination other than for Cause or Disability within 12 months after a Corporate Transaction, one hundred percent (100%) of the Shares subject to the above option shall become vested upon the date of such termination, provided that you sign a general release in a commercially customary form prescribed by the Company, which releases and discharges all known and unknown claims that you may have against the Company or persons and entities affiliated with the Company, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims. For the purposes of this paragraph, capitalized terms shall have the following meanings:
A) “Cause” shall mean
(i)    Gross and willful failure to perform services;

(ii)
Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs your ability to perform services for the Company;

(iii)
A material breach of fiduciary duty, including fraud, embezzlement, dishonesty or any intentional action that materially injures the Company as determined in good faith by the Company's Board of Directors;

(iv)	Death;

(v)	A material breach of the Company's At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

In all of the foregoing cases, the Company shall provide written notice to you indicating in reasonable detail the event or circumstances that constitute Cause under this Agreement and the Company will provide you with forty-five days to cure such breach or failure prior to termination for Cause. During such 45-day cure period, the Company may place you on unpaid leave.
B) “Corporation Transaction” shall mean any of the following transactions:
(i)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations);
(iii)    approval by the Company's stockholders of any plan or proposal for the complete liquidation or dissolution of the Company;
(iv)    any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(v)    acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, but excluding any such transaction that the Board of Directors determines in its sole discretion shall not be a Corporate Transaction.
C) “Disability” shall mean that you physically or mentally are unable regularly to perform your duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve

(12) month period. The Company shall make a good faith determination of whether you are physically or mentally unable to regularly perform your duties subject to its review and consideration of any physical and/or mental health information provided to it by you.
D) “Involuntary Termination” shall mean (i) without your express written consent, the substantial reduction in your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Vice President of Company remains as such following a Corporate Transaction and is not made the Vice President of the acquiring corporation) shall not constitute an “Involuntary Termination”; (ii) without your express written consent, a material reduction by the Company in your base compensation as in effect immediately prior to such reduction; (iii) without your express written consent, a material reduction by the Company in the kind or level of employee benefits package; (iv) without your express written consent, your relocation to a facility or a location more than 50 miles from your then present location; (v) any purported termination of you by the Company which is not effected for death or Disability or for Cause; or (vi) the failure of the Company to obtain the assumption of the Stock Option Agreement by any successors.
Benefit Plans
You shall be entitled to participate, to the extent permitted by law, in the medical insurance plans and other benefits offered by the Company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
COBRA Reimbursement

Upon your termination of employment with the Company for any reason other than voluntary termination or for Cause (as such term is defined above, but excluding “Death”), and subject to the execution by you of the above-referenced release of claims, the Company will pay (directly to the applicable service provider) for continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for yourself and any of your eligible dependents, who are covered under the Company's health care plans at the time of your termination for a six month period.  We will only pay for those health care benefits (that is, medical, dental and/or vision) which you and your eligible dependents, if applicable, are receiving as of the date of your termination.  Notwithstanding the foregoing, if any such payments would cause the Company to violate any applicable law, regulation or act in a manner that is in conflict with any governmental administrative guidance, then the Company shall promptly cease such payments.

Vacation
You shall also be eligible to receive three weeks of paid time-off per year, which, if unused, shall accrue in accordance with the Company's standard benefit policies.
Start Date
Your start date is September 1, 2011.
The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specific period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of resignation, you give the Company at least one month's notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Miscellaneous
For purpose of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
This Agreement and all benefits due you hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
You agree that you will not enter into any agreements with another entity that requires you to be an employee or consultant, in name or duties, during your employment with the Company. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct with are included in the Company Handbook. As a condition of your employment, you are also required to sign and comply with the Company's At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of your employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees, excluding attorney fees and legal costs. Please note that we must receive your signed Agreement before your first day of employment.

This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision. In the event that there is any conflict between this offer letter and your Stock Option Agreement, this offer letter will govern.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representation made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company's Chief Executive Officer or Chief Financial Officer and you. This offer of employment will terminate if it is not accepted, signed and returned by September 1, 2011, or unless otherwise withdrawn by the Company prior to your acceptance.

Jerry, we all look forward to working with you at TigerLogic, and believe that your contributions will be significant in expanding the Company's new market opportunities.

Best regards,
/s/ Richard W. Koe
Richard W. Koe
Interim President and CEO

I accept this offer:

/s/ Gerald F. Chew	9/1/2011
Gerald F. Chew	Date